Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Yimutian Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value US$0.00001 per share	(1)	Other	139,198,200	$0.07	$9,743,874.00	0.0001381	$1,345.63
Fees to be Paid	Equity	ADS Warrants	(2)	Other	8,351,893	1.7960	14,999,999.83	0.0001381	2,071.50
Fees to be Paid	Equity	Pre-Funded Warrants	(3)	Other	5,567,928	1.7950	9,994,430.76	0.0001381	1,380.23
Fees to be Paid	Equity	Placement Agent Warrants to purchase ADSs	(4)	Other	167,038	$1.7960	$300,000.25	0.0001381	$41.43

Total Offering Amounts:							$35,038,304.84		4,838.79
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$4,838.79

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Class A ordinary shares of the Registrant (“Class A Ordinary Shares”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding Class A Ordinary Shares, as applicable.

Represents up to 5,567,928 American depositary shares of the Issuer. Each American depositary share represents 25 Class A ordinary shares.

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices on December 1, 2020 of the Registrant's American depositary shares listed on the Nasdaq Global Select Market, each representing two Class A ordinary shares of the Registrant.

(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Class A ordinary shares of the Registrant (“Class A Ordinary Shares”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding Class A Ordinary Shares, as applicable.

Represents up to 8,351,893 warrants to purchase up to 8,351,893 ADSs. The exercise price of such warrant is assumed to be $1.796.
(3)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Class A ordinary shares of the Registrant (“Class A Ordinary Shares”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding Class A Ordinary Shares, as applicable.

Represents up to 5,567,928 pre-funded warrants to purchase up to 5,567,928 ADSs. The exercise price of such warrant is assumed to be $1.795.
(4)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Class A ordinary shares of the Registrant (“Class A Ordinary Shares”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding Class A Ordinary Shares, as applicable.

Represents up to 167,038 placement agent warrants to purchase ADSs. The exercise price of such warrant is assumed to be $1.796.